                                                                      EXHIBIT 99

                                 [FACE OF FORM]

                              FORD HOLDINGS, INC.

                         SERIES D DIVIDEND REINVESTMENT
                     AND STOCK PURCHASE PLAN AUTHORIZATION



 I authorize each of Ford Holdings, Inc. (the "Company") and the Depositary with respect to the Depositary Shares referred to below, to pay to Chemical Bank, as agent under the Series D Dividend Reinvestment and Stock Purchase Plan (the "Plan") of the Company, for credit to my account under the terms and conditions of the Plan, cash dividends payable or distributable to me on the shares of Series D Cumulative Preferred Stock of the Company ("Series D Preferred Stock") or Depositary Shares, each representing 1/4,000 of a share of Series D Preferred Stock ("Depositary Shares"), as the case may be, now and hereafter registered in my name, or credited to my account under the Plan, to the extent such shares are designated on the reverse hereof. Such cash dividend payments or distributions, and any optional cash payments made by me in accordance with the Plan, will be used for the purchase of full and fractional shares of Depositary Shares representing Series D Preferred Stock.

 TO ENROLL OR CHANGE ENROLLMENT, check the desired box on the reverse hereof, sign your name or names exactly as shown on your stock certificates or as your account is registered, and return it to Chemical Bank in the envelope provided. If you have more than one account under the Plan, only the account to which this form relates will be enrolled in or changed under the Plan; however, if you wish to enroll or change your other account(s), please request the necessary additional form(s).

 This authorization is given with the understanding that the undersigned may change his or her participation under the Plan or withdraw from the Plan at any time by notifying Chemical Bank as provided in the terms and conditions of the Plan. This authorization is given with respect to the following: (Check appropriate boxes.)


    [ ]  Series D Preferred Stock     [ ]  Depositary Shares



                              THIS IS NOT A PROXY.

                               [REVERSE OF FORM]

                              FORD HOLDINGS, INC.

                         SERIES D DIVIDEND REINVESTMENT
                     AND STOCK PURCHASE PLAN AUTHORIZATION



Please enroll my shares in the Ford Holdings, Inc. Series D Dividend Reinvestment and Stock Purchase Plan as designated below:


   [ ] FULL DIVIDEND REINVESTMENT - Please apply dividends on all shares of
       Series D Preferred Stock and/or Depositary Shares registered in my name or credited to my account to the purchase of additional Depositary Shares.


   [ ] PARTIAL DIVIDEND REINVESTMENT - Please apply dividends on
       _______________(if a fraction, must be an integral multiple of 1/4,000) shares of Series D Preferred Stock and/or _____________ (must be a whole number) Depositary Shares registered in my name or credited to my account to the purchase of additional Depositary Shares.


   [ ] OPTIONAL CASH PAYMENTS - Please enroll my account in the optional cash feature. Participation will be at my option by investing cash from time to time for the purchase of additional Depositary Shares. My check in the amount of $___________ (must be not less than $25 or more than $12,000) is enclosed.

   [ ] SAFEKEEPING OF CERTIFICATES - I enclose certificates representing
       ________ shares of Series D Preferred Stock and/or ___________ Depositary Shares to be deposited with Chemical Bank for safekeeping.

I understand that I may change or revoke this authorization at any time by notifying Chemical Bank thereof in writing.


       Date______________________________________________

       Shareholder _______________________________________

       Shareholder _______________________________________
       Sign name(s) exactly as shown on stock certificate or as your account is
       registered.  In case of joint owners, each joint owner must sign.   If
       authorization is signed as attorney-in-fact, officer, administrator, executor, trustee or guardian, indicate title as such.